Exhibit 99

October 21, 2015 CONTACT: Steven S. Sintros, Senior Vice President & CFO	For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2015

Wilmington, MA (October 21, 2015) -- UniFirst Corporation (NYSE: UNF) today announced results for its fourth quarter and full year ended August 29, 2015. Revenues for the quarter were $359.2 million, up 2.1% from $352.0 million in the year ago period. Net income was $28.9 million ($1.43 per diluted share) unchanged from the fourth quarter of fiscal 2014. The comparison of net income in the quarter was impacted by a lower effective income tax rate of 37.4% compared to 39.4% in the prior year. For the full year, revenues were $1.457 billion, up 4.4% from fiscal 2014. Net income was $124.3 million ($6.15 per diluted share) up 3.6% from $119.9 million ($5.95 per diluted share) reported in the prior year.

Ronald D. Croatti, UniFirst President and Chief Executive Office said, “In our fourth quarter, growth continued to be limited by macroeconomic factors including headcount reductions at many of our energy related customers as well as weaker foreign currency exchange rates adversely affecting our Canadian and European operations. Although we are pleased with our overall results for fiscal 2015, we expect these factors to challenge our top and bottom line results throughout fiscal 2016.”

Revenues in the fourth quarter for our Core Laundry Operations were $326.6 million, up 1.8% from those reported in the prior year’s fourth quarter. Adjusting for the effects of acquisitions and a weaker Canadian dollar, revenue grew 2.2%. This segment’s income from operations decreased 6.7% compared to the fourth quarter of fiscal 2014, while the operating margin decreased to 13.1% from 14.3% a year ago. The margin decline reflects higher merchandise costs, selling and administrative expenses and depreciation as a percentage of revenues. These items were partially offset by lower energy, payroll related and legal expenses during the quarter compared to a year ago.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $20.5 million, up 7.9% from $19.0 million in the fourth quarter of fiscal 2014. Due in part to the improved revenue performance, this segment’s income from operations increased to $1.5 million in the current quarter from $0.1 million in last year’s comparable quarter.

UniFirst continues to maintain a solid balance sheet with no long-term debt and increasing cash balances. Net cash provided by operating activities during fiscal 2015 was $226.9 million, up 16.6% from fiscal 2014 and cash and cash equivalents at the end of the fiscal year totaled $276.6 million, up from $191.8 million at the end of fiscal 2014.

Outlook

Mr. Croatti continued, “We believe that full year fiscal 2016 revenues will be between $1.460 billion and $1.480 billion. We also believe that full year diluted EPS will be between $5.60 and $5.80. This guidance assumes no significant further deterioration in our wearer base as a result of additional layoffs in energy dependent markets that we service.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with over 225 service locations, 275,000 customer locations, and 12,000 employee Team Partners, the company outfits more than 1.5 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of turbulent economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 30, 2014 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended August 29,	Thirteen weeks ended August 30,	Fifty-two weeks ended August 29,	Fifty-two weeks ended August 30,
(In thousands, except per share data)	2015 (2)	2014 (2)	2015 (2)	2014

Revenues	$359,208	$351,988	$1,456,605	$1,394,897

Operating expenses:
Cost of revenues (1)	219,442	217,965	884,664	858,306
Selling and administrative expenses (1)	72,612	68,086	294,444	271,564
Depreciation and amortization	21,262	18,515	77,113	71,752
Total operating expenses	313,316	304,566	1,256,221	1,201,622

Income from operations	45,892	47,422	200,384	193,275

Other (income) expense:
Interest expense	225	239	873	772
Interest income	(778)	(716)	(3,310)	(3,131)
Foreign exchange loss	230	242	1,553	283
Total other (income) expense	(323)	(235)	(884)	(2,076)

Income before income taxes	46,215	47,657	201,268	195,351
Provision for income taxes	17,274	18,785	76,969	75,426

Net income	$28,941	$28,872	$124,299	$119,925

Income per share – Basic
Common Stock	$1.51	$1.51	$6.50	$6.29
Class B Common Stock	$1.21	$1.21	$5.20	$5.03

Income per share – Diluted
Common Stock	$1.43	$1.43	$6.15	$5.95

Income allocated to – Basic
Common Stock	$23,011	$22,876	$98,665	$94,849
Class B Common Stock	$5,803	$5,742	$24,761	$23,705

Income allocated to – Diluted
Common Stock	$28,821	$28,631	$123,472	$118,626

Weighted average number of shares outstanding – Basic
Common Stock	15,210	15,113	15,182	15,080
Class B Common Stock	4,795	4,741	4,763	4,711

Weighted average number of shares outstanding – Diluted
Common Stock	20,142	20,007	20,079	19,939

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	August 29, 2015 (1)	August 30, 2014
Assets
Current assets:
Cash and cash equivalents	$276,553	$191,769
Receivables, net	151,851	152,523
Inventories	80,449	78,858
Rental merchandise in service	140,384	146,449
Prepaid and deferred income taxes	204	13,342
Prepaid expenses and other current assets	12,382	6,349

Total current assets	661,823	589,290

Property, plant and equipment:
Land, buildings and leasehold improvements	402,781	393,584
Machinery and equipment	535,698	512,842
Motor vehicles	193,643	166,573

	1,132,122	1,072,999
Less - accumulated depreciation	618,269	586,717
	513,853	486,282

Goodwill	313,133	303,648
Customer contracts and other intangible assets, net	40,049	41,477
Deferred income taxes	1,475	1,403
Other assets	2,904	2,061

	$1,533,237	$1,424,161

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$1,385	$7,704
Accounts payable	50,826	59,177
Accrued liabilities	113,022	100,818
Accrued and deferred income taxes	18,878	23,342

Total current liabilities	184,111	191,041

Long-term liabilities:
Long-term debt, net of current maturities	—	155
Accrued liabilities	54,566	50,235
Accrued and deferred income taxes	52,352	48,271

Total long-term liabilities	106,918	98,661

Shareholders' equity:
Common Stock	1,525	1,519
Class B Common Stock	485	486
Capital surplus	67,611	59,415
Retained earnings	1,197,000	1,075,572
Accumulated other comprehensive (loss) income	(24,413)	(2,533)

Total shareholders' equity	1,242,208	1,134,459

	$1,533,237	$1,424,161

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended August 29,	Thirteen weeks ended August 30,	Dollar	Percent
(In thousands, except percentages)	2015(1)	2014(1)	Change	Change

Core Laundry Operations	$326,643	$320,993	$5,650	1.8%
Specialty Garments	20,522	19,016	1,506	7.9
First Aid	12,043	11,979	64	0.5
Consolidated total	$359,208	$351,988	$7,220	2.1%

	Fifty-two weeks ended August 29,	Fifty-two weeks ended August 30,	Dollar	Percent
(In thousands, except percentages)	2015(1)	2014(1)	Change	Change

Core Laundry Operations	$1,322,328	$1,259,485	$62,843	5.0%
Specialty Garments	87,513	91,484	(3,971)	-4.3
First Aid	46,764	43,928	2,836	6.5
Consolidated total	$1,456,605	$1,394,897	$61,708	4.4%

Income from Operations

	Thirteen weeks ended August 29,	Thirteen weeks ended August 30,	Dollar	Percent
(In thousands, except percentages)	2015(1)	2014(1)	Change	Change

Core Laundry Operations	$42,855	$45,937	$(3,082)	-6.7%
Specialty Garments	1,490	115	1,375	1,195.7
First Aid	1,547	1,370	177	12.9
Consolidated total	$45,892	$47,422	$(1,530)	-3.2%

	Fifty-two weeks ended August 29,	Fifty-two weeks ended August 30,	Dollar	Percent
(In thousands, except percentages)	2015(1)	2014(1)	Change	Change

Core Laundry Operations	$187,586	$182,250	$5,336	2.9%
Specialty Garments	7,355	7,178	177	2.5
First Aid	5,443	3,847	1,596	41.5
Consolidated total	$200,384	$193,275	$7,109	3.7%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)	Fifty-two weeks ended August 29, 2015 (1)	Fifty-two weeks ended August 30, 2014
Cash flows from operating activities:
Net income	$124,299	$119,925
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	68,164	62,791
Amortization of intangible assets	8,949	8,961
Amortization of deferred financing costs	209	209
Share-based compensation	5,366	5,601
Accretion on environmental contingencies	603	716
Accretion on asset retirement obligations	690	941
Deferred income taxes	(3,473)	8,439
Changes in assets and liabilities, net of acquisitions:
Receivables	(3,494)	(11,541)
Inventories	(2,236)	(4,450)
Rental merchandise in service	4,900	(14,002)
Prepaid expenses and other current assets	(4,005)	2,623
Accounts payable	(7,648)	13,646
Accrued liabilities	17,832	6,890
Prepaid and accrued income taxes	16,761	(6,130)
Net cash provided by operating activities	226,917	194,619

Cash flows from investing activities:
Acquisition of businesses	(22,359)	(3,635)
Capital expenditures	(101,163)	(91,808)
Other	(747)	1,269
Net cash used in investing activities	(124,269)	(94,174)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	6,866	9,388
Payments on loans payable and long-term debt	(13,055)	(113,247)
Proceeds from exercise of Common Stock options, including excess tax benefits	7,799	5,899
Taxes withheld and paid related to net share settlement of equity awards	(5,002)	(3,527)
Payment of cash dividends	(2,869)	(2,860)
Net cash used in financing activities	(6,261)	(104,347)

Effect of exchange rate changes on cash	(11,603)	(1,808)

Net increase (decrease) in cash and cash equivalents	84,784	(5,710)
Cash and cash equivalents at beginning of period	191,769	197,479

Cash and cash equivalents at end of period	$276,553	$191,769

(1) Unaudited